SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)(*)

                              Hubbell Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    443510201
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 1, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 443510201
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Trustees of the General Electric Pension Trust
       I.R.S. #14-6015763
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,776,202
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,776,202
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,776,202
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.24% (7.84% if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 443510201
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and Investment Adviser of certain other entities and accounts
       I.R.S. #22-2152310
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,448,263
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,776,202
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,448,263
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,776,202
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,224,465
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.88% (7.84% if aggregated with the shares beneficially owned by GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 443510201
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GE Investment Management Incorporated, as Investment Adviser to certain entities and accounts
       I.R.S. #06-1238874
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,072,037
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,072,037
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,072,037
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.96% (7.84% if aggregated with the shares beneficially owned by General Electric Investment Management Incorporated)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 443510201
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Company
       I.R.S. #14-0689340
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            Disclaimed (see 9 below)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             Disclaimed (see 9 below)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |X| Disclaimed (see 9 below)

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Not applicable (see 9 above)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Amendment No. 2 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Investment Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEIM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 18, 1997, as amended on February 20, 1998 (as amended, the "Schedule 13G"). GEIC is a registered investment adviser and acts as Investment Manager of GEPT, and as Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 1,776,202 shares of Class B Common Stock of Hubbell Incorporated (the "Issuer") owned by GEPT and of 1,448,263 shares of Class B Common Stock of the Issuer owned by such other entities and accounts. GEIM is a registered investment adviser and acts as Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 1,072,037 shares of Common Stock of the Issuer owned by such entities or accounts. GEIM, GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1      Name of Issuer

            Not applicable

Item 2(a)   Name of Person Filing

            Trustees of General Electric Pension Trust ("GEPT") (See Schedule
            II).

            General Electric Investment Corporation, as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts.

            GE Investment Management Incorporated, as Investment Adviser to certain entities and accounts.

            General Electric Company

Item 3 If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act (15
                    U.S.C.78o)

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c)

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C.78c)

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940 (U.S.C.80a-8)

            (e) [ ] An Investment Adviser in accordance with
                    ss.240.13-1(b)(1)(ii)(E)

            (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

            (g) [ ] A Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(1)(ii)G)

            (h) [ ] A Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (U.S.C. 1813)

            (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j) [X] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4      Ownership

                                              GEPT       GEIC         GEIM        GE

(a)   Amount beneficially owned            1,776,202   3,224,465    1,072,037      0

(b)   Percent of class                        3.24%      5.88%        1.96%    disclaimed

(c)   No. of shares to which person has

      (i)   sole power to vote or direct
            the vote                          None     1,448,263    1,072,037    None

      (ii)  shared power to vote or
            direct                         1,776,202   1,776,202      None     disclaimed

      (iii) sole power to dispose or to
            direct disposition                None     1,448,263    1,072,037    None

      (iv)  share power to dispose or to
            direct disposition             1,776,202   1,776,202      None     disclaimed

Item 5      Ownership of Five Percent or Less of Class

            Not applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8      Identification and Classification of members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                    GENERAL ELECTRIC PENSION TRUST
                                    By: General Electric Investment Corporation,
                                        its Investment Manager


                                    By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                    GENERAL ELECTRIC INVESTMENT CORPORATION


                                    By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                    GE INVESTMENT MANAGEMENT INCORPORATED


                                    By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                    GENERAL ELECTRIC COMPANY

                                    By: /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Hubbell Incorporated is being filed on behalf of each of the undersigned.

Dated: February 16, 1999                   GENERAL ELECTRIC PENSION TRUST
                                           By: General Electric Investment
                                           Corporation, its Investment Manager


                                           By: /s/ Michael M. Pastore
                                               ---------------------------------
                                               Name: Michael M. Pastore
                                               Title: Vice President

                                           GENERAL ELECTRIC INVESTMENT
                                           CORPORATION


                                           By: /s/ Michael M. Pastore
                                               ---------------------------------
                                               Name: Michael M. Pastore
                                               Title: Vice President

                                           GE INVESTMENT MANAGEMENT
                                           INCORPORATED


                                           By: /s/ Michael M. Pastore
                                               ---------------------------------
                                               Name: Michael M. Pastore
                                               Title: Vice President

                                           GENERAL ELECTRIC COMPANY


                                           By: /s/ John H. Myers
                                               ---------------------------------
                                               Name: John H. Myers
                                               Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                Thomas J. Szkutak

                                 Donald W. Torey